MARATHON DIGITAL HOLDINGS, INC.

July 25, 2023

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, D.C. 20549-4561

Attn: Melissa Walsh

Re:	Marathon Digital Holdings, Inc.
Form 10-K for the Fiscal Year Ended December 31, 2022
Form 10-Q for the Fiscal Year Ended March 31, 2023
File No. 001-36555

Dear Melissa:

We are requesting an extension to reply to your comment letter regarding the above referenced until Tuesday, August 8, 2023. Thank you in advance for your kind consideration.

Sincerely,

/s/ Jolie Kahn
Jolie Kahn
General Counsel